EXHIBIT 99.1

[Logo of MGI PHARMA]

FOR IMMEDIATE RELEASE

July 28, 2003

CONTACTS:
INVESTORS	MEDIA
Jennifer Davis	David Melin
Sr. Manager, Investor Relations	Director, Commercial Development and Corporate
952-406-3100	Communications
jdavis@mgipharma.com	952-346-4749
dmelin@mgipharma.com

MGI PHARMA ANNOUNCES PUBLIC OFFERING OF 4 MILLION SHARES

OF COMMON STOCK

MINNEAPOLIS, July 28, 2003 — MGI PHARMA, Inc., (Nasdaq: MOGN) an oncology-focused biopharmaceutical company today announced that it plans to publicly offer 4,000,000 shares of its common stock. The offering would be made from a shelf registration statement that was declared effective by the Securities and Exchange Commission on July 15, 2003.

Merrill Lynch & Co. is acting as the lead underwriter in this offering; and U.S. Bancorp Piper Jaffray; Lazard; and C.E. Unterberg, Towbin are acting as co-managers. The underwriters have an option to purchase an additional 600,000 shares of common stock within 30 days after the offering to cover overallotments incurred in the offering.

These securities may not be sold nor may offers to buy be accepted prior to the time the prospectus supplement becomes final. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

This offering is being made solely by means of a prospectus dated July 15, 2003 and the accompanying preliminary prospectus supplement, dated July 28, 2003, which will be available from Merrill Lynch & Co., 4 World Financial Center, New York, New York, 10080.

About MGI PHARMA

MGI PHARMA, Inc. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients.